Exhibit 97

HESS CORPORATION
COMPENSATION RECOVERY POLICY

1.Purpose. This Policy sets forth the terms on which the Corporation may recover erroneously awarded compensation to its executive officers. This Policy is intended to comply with Section 10D of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual.
2.Definitions. Unless the context otherwise requires, the following terms used in this Policy shall have the following meanings:
(a)“Board” means the Board of Directors of the Corporation.
(b)“Committee” means the Compensation and Management Development Committee of the Board.
(c)“Corporation” means Hess Corporation.
(d)“Effective Date” means October 2, 2023.
(e)“Exchange” means the New York Stock Exchange.
(f)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.
(g)“erroneously awarded compensation” has the meaning set forth in Section 3(c).
(h)“executive officer” means each person who serves as an executive officer of the Corporation, as defined in Rule 10D-1(d) under the Exchange Act.
(i)“financial reporting measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Corporation’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures.
(j)“incentive-based compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure.
(k)“Policy” means this Hess Corporation Compensation Recovery Policy, as in effect from time to time.
(l)“received” has the following meaning: incentive-based compensation is deemed received in the Corporation’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.
(m)“SEC” means the U.S. Securities and Exchange Commission.
3.Recovery of Erroneously Awarded Compensation. The Corporation shall recover reasonably promptly the amount of erroneously awarded compensation in the event that the Corporation is required to prepare an accounting restatement due to the material noncompliance of the Corporation with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
(a)Scope of Policy. This Policy shall apply to all incentive-based compensation received on or after the Effective Date by a person:
(i)After beginning service as an executive officer;
(ii)Who served as an executive officer at any time during the performance period for that incentive-based compensation;
(iii)While the Corporation has a class of securities listed on a national securities exchange or a national securities association; and
(iv)During the three completed fiscal years immediately preceding the date that the Corporation is required to prepare an accounting restatement as described in the first paragraph of this Section 3. In addition to these last three completed fiscal years, this Policy shall apply to any transition period (that results from a change in the Corporation’s fiscal year) within or immediately following those three completed fiscal years. However, a transition period between the last day of the Corporation’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year. The Corporation’s obligation to recover erroneously awarded compensation is not dependent on if or when the restated financial statements are filed.
(b)Date of Accounting Restatement. The date that the Corporation is required to prepare an accounting restatement as described in the first paragraph of this Section 3 is the earlier to occur of:
(i)the date on which the Board, a committee thereof or the Corporation’s officer(s) authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Corporation is required to prepare an accounting restatement as described in the first paragraph of this Section 3; and

(ii)the date a court, regulator or other legally authorized body directs the Corporation to prepare an accounting restatement as described in the first paragraph of this Section 3.
(c)Amount Subject to Recovery. The amount of incentive-based compensation subject to this Policy (“erroneously awarded compensation”) is the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts, and shall be computed without regard to any taxes paid. For incentive-based compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (i) the amount shall be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive-based compensation was received; and (ii) the Corporation shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange.
(d)Impracticability of Recovery. The Corporation shall recover erroneously awarded compensation in compliance with this Policy except to the extent that the conditions of clauses (i), (ii) or (iii) below are met, and the Committee (or in the absence thereof, a majority of the independent directors serving on the Board) has made a determination that recovery would be impracticable.
(i)The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on expense of enforcement, the Corporation shall make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange.
(ii)Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on violation of home country law, the Corporation shall obtain an opinion of home country counsel, acceptable to the Exchange, that recovery would result in such a violation, and shall provide such opinion to the Exchange.
(iii)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Corporation, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

(e)Prohibition on Indemnification. The Corporation shall not indemnify any current or former executive officer against the loss of erroneously awarded compensation.
(f)Method of Recovery. The Committee shall determine, in its sole and exclusive discretion, the method or methods for recovering any erroneously awarded compensation, which methods need not be the same, or applied in the same manner, to each executive officer, provided that any such method shall provide for reasonably prompt recovery and otherwise comply with any requirements of the Exchange.
4.Disclosure. The Corporation shall file all disclosures with respect to this Policy in accordance with the requirements of the Federal securities laws, including the disclosure required by the applicable rules of the SEC.
5.     Administration.
(a)Effective Date. This Policy shall take effect on the Effective Date and shall replace the Corporation’s Compensation Recoupment Policy approved by the Committee on February 3, 2015, in its entirety as of the Effective Date.
(b)Authority of Committee. This Policy shall be administered and interpreted by the Committee in accordance with Section 303A.14 of the NYSE Listed Company Manual, Section 10D of the Exchange Act and other applicable Federal securities laws and regulations. Except as limited by applicable law, and subject to the provisions of this Policy, the Committee shall have full power, authority and sole and exclusive discretion to construe, interpret and administer this Policy, and to delegate its authority pursuant to this Policy. In addition, the Committee shall have full and exclusive power to adopt such rules, regulations and guidelines for carrying out this Policy and to amend, modify or terminate this Policy, in each case, as it may deem necessary or proper. Subject to Section 3(d), this Policy also may be administered by the Board, and references in this Policy to the “Committee” shall be understood to refer to the full Board.
(c)Decisions Binding. In making any determination or in taking or not taking any action under this Policy, the Committee may obtain and rely on the advice of experts, including employees of, and professional advisors to, the Corporation. Any action taken by, or inaction of, the Committee or its delegates relating to or pursuant to this Policy shall be within the absolute discretion of the Committee or its delegates. Such action or inaction of the Committee or its delegates shall be conclusive and binding on the Corporation and any current or former executive officer affected by such action or inaction. None of the Corporation, an affiliate of the Corporation or any member of the Committee or the Board shall have any liability to any person as a result of actions taken under this Policy.
(d)Policy Not Exclusive. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery, recoupment, forfeiture or offset that may be available to the Corporation pursuant to the terms of any other applicable Corporation policy, compensation or benefit plan, agreement or arrangement or other agreement or applicable law; provided, however, that there shall be no duplication of recovery of the same compensation.

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HESS CORPORATION
COMPENSATION RECOVERY POLICY

ACKNOWLEDGEMENT FORM

By signing below, I, the undersigned, acknowledge and agree as follows:
1.I have received and reviewed a copy of the Hess Corporation Compensation Recovery Policy (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”);
2.I am bound by, subject to, and shall comply with, all terms and conditions of the Policy, both during and after my period of employment or service with the Corporation and its affiliates;
3.In the event of any conflict between the Policy and the terms of any employment or other agreement to which I am a party, or any compensation or benefit plan, program or arrangement in which I participate, the terms of the Policy shall govern; and
4.If it is determined by the Committee (as defined in the Policy) that any amounts granted, awarded, paid or provided to me should be forfeited or reimbursed to the Corporation or its affiliates, I shall promptly take any action necessary to effectuate such forfeiture and/or reimbursement.

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